                                                                   EXHIBIT 10.15


                       SENIOR OFFICER RETIREMENT AGREEMENT

         Effective August 11, 1997, THE WACKENHUT CORPORATION, a Florida corporation (Company) and Philip L. Maslowe (Executive) hereby agree as follows:

1.       EMPLOYMENT.

         Company will employ Executive as Senior Vice President or in such other positions as may be determined from time to time by the Board of Directors of Company and at such rate of compensation as may be so determined. Executive will devote his full energy, skill and best efforts to the affairs of Company on a full-time basis. It is contemplated that such employment will continue until August 30, 2007 (Executive's Retirement Date), but nevertheless either Company or Executive may terminate Executive's employment at any time and for any reason upon sixty (60) days written notice to the other.

2.       RETIREMENT.

         In the event Executive's employment continues until his Retirement Date, upon retirement, and commencing with the first month after Executive actually retires, Company will pay Executive $8,333.00 monthly for two hundred forty (240) months.

3.       TERMINATION OF EMPLOYMENT

         A. If Executive terminates his employment with Company, or if Company terminates Executive's employment prior to Executive's Retirement Date pursuant to Section 1 above, but after August 30, 1998, Company will pay Executive monthly, commencing with the first month after Executive's Retirement Date and continuing for two hundred forty (240) months, an amount calculated by multiplying the monthly amount payable at retirement specified in Section 2 above by a fraction the numerator of which is the sum of the number of years of service between the effective date of this Agreement and the date of termination of employment (partial years of service are rounded up to a full year if over six months and rounded down if under six months), and the denominator of which is the number three (3); provided, however in no event shall the amount paid per month exceed the amount payable under
         Section 2 of this Agreement. In the sole discretion of the Board of Directors of Company, periods of time during which Executive may be disabled may be treated as time of employment for purposes of this computation.

         B. If Executive terminates his employment with Company, or if Company terminates Executive's employment prior to Executive's Retirement Date but after August 30, 1998, Company will pay Executive monthly, commencing with the first month after Executive's Retirement Date and continuing for two hundred forty (240) months, an amount calculated by multiplying the monthly amount payable at retirement specified in
         Section 2 above by a fraction the numerator of which is the sum of the number of full years between the date of this Agreement and the date of termination of employment, and the denominator of which is the number three (3); provided, however, in no event shall the amount paid per month exceed the amount payable under
         Section 2 of this Agreement. In the sole discretion of the board of Directors of Company, periods of time during which Executive may be disabled may be treated as time of employment for purposes of this computation.

         C. If Executive terminates his employment with Company prior to August 31, 1998, or if Company terminates Executive's employment for any reason prior to August 31, 1998, Executive or Beneficiary shall receive no payments whatsoever under this Agreement.

4.       DEATH.

         If Executive dies before his Retirement Date and before termination of his employment with Company, Company shall pay Executive's named Beneficiary (designated as provided in Section 6 of this Agreement and hereinafter referred to as Beneficiary) a monthly amount of $4,166.00 commencing with the first month following death and continuing for one hundred twenty (120) months thereafter. In the case of death of Executive after termination of employment with Company, but before his Retirement Date, the Company shall pay to Beneficiary the lesser of (a) a monthly amount determined by multiplying $4,166.00 by the fraction determined from subsection 3.A of this Agreement, or (b) $4,166.00 commencing with the first month following death and continuing for one hundred twenty (120) months thereafter. If Executive dies within two hundred forty (240) months following his Retirement Date and while receiving payments hereunder, Company shall pay Beneficiary the payments which would have been made to Executive had he lived for the balance of said two-hundred forty (240) month period. If Executive shall die by suicide prior to August 31, 1999, whether sane or insane, no payments shall be made by the Company. If the Executive shall die by suicide after August 30, 1999, the Company shall make such payments as would be required by this Agreement had Executive died at that time other than by suicide.

5.       SMALL AMOUNTS.

         In the event the amount of any monthly payments provided herein shall be less than Twenty ($20) Dollars, The Company in its sole discretion may in lieu thereof pay the commuted value of such payments (calculated on the basis of the interest rate and mortality assumptions being used by The Northwestern Mutual Life Insurance Company of Milwaukee, Wisconsin, to calculate immediate annuity rates on the date of this Agreement) to the person entitled to such payments.

6.       BENEFICIARY.

         The Beneficiary (or Beneficiaries) of any payments to be made after Executive's death, shall be as designated by Executive and shown on attached Exhibit A or such other person or persons as Executive shall designate in writing to Company. If no effective designation of Beneficiaries has been made by Executive, any such payments shall be made to Executive's estate.

7.       RESTRICTIONS.

         Executive shall not at any time, either directly or indirectly, accept employment with, render service, assistance or advice to, or allow his name to be used by any competitor of the Company unless approved by the Board of Directors of the Company. Determination by the Board of Directors of the Company that Executive has engaged in any such activity shall be binding and conclusive on all parties, and in addition to all other rights and remedies which Company shall have, neither Executive nor Beneficiary shall be entitled to any payments hereunder.

8.       INSURANCE.

         If Company shall elect to purchase a life insurance contract to provide Company with funds to make payments hereunder, Company shall at all times be the sole and complete Owner and beneficiary of such contract, and shall have the unrestricted right to use all amounts and exercise all options and privileges thereunder without knowledge or consent of Executive of Beneficiary or any other person, it being expressly agreed that neither Executive nor Beneficiary nor any other person shall have any right, title or interest whatsoever in or to any such contract.

9.       SOURCE OF PAYMENTS.

         Executive, Beneficiary and any other person or persons having or claiming a right to payments hereunder or to any interest in this Agreement shall rely solely on the unsecured promise of Company set forth herein, and nothing in this Agreement shall be construed to give Executive, Beneficiary or any other person or persons any right, title, interest or claim in or to any specific asset, fund, reserve, account or property of any kind whatsoever owned by Company or in which it may have any right, title or interest now or in the future, but Executive shall have the right to enforce his claim against Company in the same manner as any unsecured creditor.

10.      AMENDMENT.

         This Agreement may be amended at any time or from time to time by written agreement of the parties.

11.      ASSIGNMENT.

         Neither Executive, nor Beneficiary, nor any other person entitled to payments hereunder shall have power to transfer, assign, anticipate, mortgage or otherwise encumber in advance any of such payments, nor shall such payments be subject to seizure for the payment of public or private debts, judgments, alimony or separate maintenance, or be transferable by operation of law in event of bankruptcy, insolvency or otherwise.




12.      BINDING EFFECT.

         This Agreement shall be binding upon the parties hereto, their heirs, executors, administrators, successors and assigns. The Company agrees it will not be a party to any merger, consolidation or reorganization, unless and until its obligations hereunder shall be expressly assumed by its successor or successors.


         IN WITNESS WHEREOF, this Agreement shall be effective the 11th day of August, 1997.





         (Executive)                                   (Company)
                                                THE WACKENHUT CORPORATION




/s/ Philip L. Maslowe                  By: /s/ G. R. Wackenhut
----------------------------------         -------------------------------------
Philip L. Maslowe                          President and Chief Executive Officer




                                       Attest: /s/ Frank Finizia
                                               ---------------------------------



                                                                (CORPORATE SEAL)